Bausch & Lomb Incorporated
Exhibit 11
Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Second Quarter Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$28.3	$21.8	$44.8	$30.7
Cumulative Effect of Change in Accounting Principle, Net of Taxes	-	-	(0.9)	-
Net Income (a)	$28.3	$21.8	$43.9	$30.7
	==========	==========	=========	=========

Actual outstanding Common and Class B shares at beginning of period	53,140	53,836	53,893	53,543

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	5	1	(437)	224

Weighted Basic Shares (b)	53,145	53,837	53,456	53,767

Effect of assumed exercise of
Common stock equivalents	286	198	160	190

Weighted Diluted Shares (c)	53,431	54,035	53,616	53,957
	=========	==========	==========	==========

Basic Earnings Per Share (a/b)	$ 0.53	$ 0.41	$ 0.82	$ 0.57
	=========	==========	==========	==========

Diluted Earnings Per Share (a/c)	$ 0.53	$ 0.40	$ 0.82	$ 0.57
	=========	==========	==========	==========